Exhibit 99.1

NEWS RELEASE

Contact:

Alliance Imaging

Howard Aihara

Executive Vice President

Chief Financial Officer

(714) 688-7100

ALLIANCE IMAGING SCHEDULES CONFERENCE CALL
AND WEBCAST TO REVIEW SECOND QUARTER 2007 FINANCIAL RESULTS;

ANNOUNCES THE COMPANY WILL RESTATE FINANCIAL
STATEMENTS DUE TO ACCOUNTING FOR INTEREST RATE SWAPS

ANAHEIM, CA—July 30, 2007–Alliance Imaging, Inc. (NYSE:AIQ), a leading national provider of diagnostic imaging services, announced today that it will host a conference call and webcast on Friday, August 3, 2007 at 1:00 p.m. Eastern Time to discuss the Company’s second quarter 2007 financial results, which are scheduled to be released after the market closes on Thursday, August 2, 2007.  The Company will also discuss the restatement of previously issued financial statements, which corrects the accounting for interest rate swaps.  Paul S. Viviano, Chairman and Chief Executive Officer, is scheduled to host the call.  Also scheduled to participate is Howard K. Aihara, Executive Vice President and Chief Financial Officer.

The conference call can be accessed at (888) 247-2250 (United States) or (973) 935-8452 (International).  Interested parties should call at least 5 minutes prior to the call to register.  A telephone replay will be available until November 3, 2007.  The telephone replay can be accessed by calling (877) 519-4471 (United States) or (973) 341-3080 (International).  The conference call identification number is 9061562.

Alliance will restate its previously reported financial statements to correct the accounting for interest rate swaps that the Company entered into in 2004.  The Company expects that the restatement will result in an estimated cumulative $1.0 million total decrease to interest expense from 2004 through the first quarter of 2007 and will impact the years ended December 31, 2004, 2005 and 2006, and each of the fiscal quarters in 2005 and 2006 as well as the quarter ended March 31, 2007. The Company anticipates filing the restated financial statements covering these periods with the Securities and Exchange Commission as soon as practicable.

In 2004, the Company entered into interest rate swap agreements with notional amounts of $56.8 million, $46.8 million and $48.4 million, to hedge future cash interest payments associated with a portion of the Company’s variable rate bank debt.  The agreements were three years in length and mature in April 2007, June 2007 and November 2007, respectively.  Under these agreements, the Company receives three-month LIBOR and pays a fixed rate of 3.15%, 3.89% and 3.69% for each of the three swaps, respectively.  The net effect of the swaps is to record interest expense at fixed rates of 5.65%, 6.39% and 6.19%, respectively, as the debt incurs interest based on three-month LIBOR plus 2.50%.  The Company had previously designated these swaps as cash flow hedges of variable future cash flows associated with its long term debt.  Prior to the restatement, for the years ended December 31, 2004, 2005, 2006 and the first quarter ended March 31, 2007, the Company included in comprehensive income (loss), net of tax, ($0.3) million, $2.0 million, ($0.7) million and ($0.4) million, respectively, based upon the change in fair value of these instruments.

Prior to the restatement, the Company had applied from the inception of the swaps the “short-cut” method of fair value hedge accounting under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.”  To qualify for the short-cut method of hedge accounting, the terms of an interest rate swap must be an exact match, or “mirror image,” of the terms of the debt it is hedging.  When these conditions are met, the Company can then assume that the changes in the value of the hedges and the underlying debt exactly offset each other, thereby having no effect on earnings.

As a result of the Public Company Accounting Oversight Board’s inspection of the Company’s independent registered public accounting firm audit, a difference in the prepayment terms between the swaps and the underlying debt was identified that results in Alliance not fully meeting the mirror-image requirements of the short-cut method.

As a result, the Company will correct its accounting for the swaps.  The Company will record the changes in the fair value of the interest rate swaps as increases or decreases to interest expense in each period rather than as a component of other comprehensive income (loss).  The Company has previously disclosed the fair value of these swaps in the footnotes to its financial statements each quarter since the swaps’ inception.

The Company expects that its correction to mark-to-market accounting for the interest rate swaps will increase the Company’s pre-tax interest expense by $0.5 million in 2004, decrease the Company’s pre-tax interest expense by $3.3 million in 2005, increase the Company’s pre-tax interest expense by $1.1 million in 2006 and increase the Company’s pre-tax interest expense by $0.7 million in the first quarter of 2007 from amounts previously reported.  Consequently, since the Company’s previously issued financial statements for 2004, 2005, 2006 and the first quarter of 2007 do not reflect the mark-to-market adjustments required under the correct accounting method, they should no longer be relied upon.

The correction to mark-to-market accounting for interest rate swaps will not change previously reported revenues, Adjusted EBITDA (as defined below), nor will it adjust the change in long-term debt net of the change in cash and cash equivalents.  For a more detailed discussion of Adjusted EBITDA and reconciliation to net income, see the table entitled “Adjusted EBITDA” included in the table following this release.

Alliance’s management has re-evaluated the Company’s disclosure controls and procedures and its internal control over financial reporting and has concluded that they were effective at the reasonable assurance level as of the end of each period affected by the restatement.

Paul S. Viviano, Chairman of the Board and Chief Executive Officer, stated, “The interest rate swap transactions have provided substantial economic benefit over the past three years and the restatement does not affect our previously reported revenues, Adjusted EBITDA or cash flows, nor will it reduce any future benefits of this risk management strategy.”

About Alliance Imaging

Alliance Imaging is a leading national provider of shared-service and fixed-site diagnostic imaging services, based upon annual revenue and number of diagnostic imaging systems deployed.  Alliance provides imaging and therapeutic services primarily to hospitals and other healthcare providers on a shared and full-time service basis, in addition to operating a growing number of fixed-site imaging centers.  The Company had 494 diagnostic imaging systems, including 326 MRI systems and 77 PET or PET/CT systems, and served over 1,000 clients in 43 states at March 31, 2007.  Of these 494 diagnostic imaging systems, 72 were located in fixed-sites, which includes systems installed in hospitals or other buildings on or near hospital campuses, medical groups’ offices, or medical buildings and retail sites.

Cautionary Note Regarding Forward-Looking Statements

Financial results contained in this press release are preliminary and unaudited.  This document contains forward-looking statements relating to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.”  Forward-looking statements by their nature address matters that are uncertain and subject to risks.  Such uncertainties and risks include:  changes in the preliminary financial results and estimates due to the restatement and audit of the Company’s annual financial statements or the review of its quarterly financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; and additional uncertainties and risks described in the Company’s most recent Annual Report on Form 10-K currently on file with the Securities and Exchange Commission.  These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements.  The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

ALLIANCE IMAGING, INC.

ADJUSTED EBITDA

(in thousands)

Adjusted EBITDA represents net income before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense; non-cash share-based compensation; loss on early retirement of debt; a maximum of $750,000 of severance and related costs in each fiscal year (maximum applicable beginning in fiscal year 2005); employment agreement costs; non-recurring shareholder expense; lawsuit settlements; and other non-cash charges.  Adjusted EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States of America.  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.  Adjusted EBITDA is included because the Company’s amended credit agreement uses a measure similar to this to calculate the Company’s compliance with covenants such as interest coverage ratio (as defined in Section 7.6A of the Company’s amended credit agreement), consolidated leverage ratio (as defined in Section 7.6B of the Company’s amended credit agreement) and consolidated senior leverage ratio (as defined in Section 7.6J of the Company’s amended credit agreement).  The Company’s failure to comply with these covenants could result in the amounts borrowed under these instruments, together with accrued interest and fees, becoming immediately due and payable.  If the Company is not able to refinance this debt when it becomes due, the Company could become subject to bankruptcy proceedings.  Per the credit agreement, the Company was required to maintain a maximum consolidated leverage ratio not to exceed 4.50 to 1.00 as of December 31, 2004 and 4.00 to 1.00 for any period ending thereafter for the duration of the agreement.  The Company was further required to maintain a minimum interest coverage ratio in excess of 2.25 to 1.00 for the year ended December 31, 2004, 2.50 to 1.00 for the year ended December 31, 2005 and 2.75 to 1.00 for any period ending thereafter for the duration of the agreement.  As a result of the fourth amendment to the credit agreement, beginning December 31, 2005, the Company was further required to maintain a maximum consolidated senior leverage ratio not to exceed 3.00 to 1.00 for the duration of the agreement.  The Company was in compliance with these covenants for all periods presented below.  While Adjusted EBITDA is used to measure the Company’s compliance with its debt covenants, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The calculation of Adjusted EBITDA in accordance with the Company’s amended credit agreement is shown below:

	Year Ended December 31,			First Quarter Ended March 31,
	2004	2005	2006	2006	2007
	(as restated)	(as restated)	(as restated)	(as restated)	(as restated)
Net income	$(764)	$21,829	$18,632	$5,333	$5,671
Income tax expense	(6,955)	14,758	12,032	3,651	3,952
Interest expense, net of interest income	44,502	34,203	41,078	9,774	10,074
Amortization expense	3,522	3,954	4,933	1,244	1,210
Depreciation expense	80,488	82,505	83,397	21,001	20,801
Non-cash share-based compensation (included in selling, general and administrative expenses)	322	279	2,751	715	898
Minority interest expense	—	1,718	2,075	540	521
Loss on early retirement of debt	44,393	—	—	—
Severance and related costs	1,223	750	745	489	76
Employment agreement costs	2,064	—	—	—	—
Non-recurring shareholder expense (included in selling, general and administrative expenses)	—	—	—	—	264
Lawsuit settlements (included in cost of revenues, excluding depreciation and amortization)	—	—	3,800	—	—
Other non-cash charges (included in other income and expenses, net)	(484)	—	2,173	858	99
Adjusted EBITDA	$168,311	$159,996	$171,616	$43,605	$43,566